Exhibit 10.4

AMENDED AND RESTATED
SUPPLY AGREEMENT
This SUPPLY AGREEMENT (“Agreement”) is made and entered into effective as of March 2l, 2017 (the “Effective Date”), by and between XPEL Technologies Corp., a Nevada corporation, having a place of business at 618 W. Sunset Road, San Antonio, Texas 78216 (“Purchaser”), and entrotech, inc., an Ohio corporation, having a place of business at 1245 Kinnear Road, Columbus, Ohio 43212 (“Seller”). Purchaser and Seller may be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    The parties hereto entered into a Supply Agreement on February 12, 2013, and now desire to amend and restate that Agreement as set forth below;
B.    Purchaser is a leading supplier of automotive protective films;
C.    Seller is a technological leader in developing and manufacturing advanced material solutions for a variety of high-tech industries and has developed innovative subject matter related to protective films and application thereof in the automotive industry(the “Field”):
D.    Purchaser and Seller desire to solidify a business relationship, whereby Purchaser will commercialize, market, distribute and sell technology and products relating to protective films for application in the Field, with Purchaser having exclusive rights to commercialize, market, distribute and sell such products within a subset of the Field defined to be the automotive aftermarket, which specifically includes automotive dealerships (the “Exclusive Field”), and Seller will supply Product (as defined below) to Purchaser:
E.    Outside of the Exclusive Field, Purchaser understands that Seller will retain all rights to Seller’s technology and products relating to protective films for any application;
F.    Purchaser understands that Seller will also retain all rights to commercialize, market, distribute and sell technology and products with respect to any solution-cast core layer product useable or used within such protective films, including the rights to manufacture and sell solution-cast core layer product (not assembled by Seller as a multi-layer automotive paint protection film);
G.    Purchaser desires to purchase certain Product from Seller for the period described herein; and
H.    Seller possesses certain manufacturing capabilities, facilities, equipment, technology, know-how and expertise to manufacture the Product and desires to supply the Product to Purchaser on the terms set forth herein.

AGREEMENT
NOW, THEREFORE. in consideration of the mutual covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:
l.    Definitions.
(a)    “Affiliate” means, with regard to any Party, any individual who or Entity (as defined below) that in whatever country organized or resident directly or indirectly through or one or more intermediaries, is Controlled by, or is under common Control with, or Controls such Party (“Control” and “Controlled” being defined herein below).
(b)    “Confidential Information” means: (i) confidential and/or proprietary information and materials, including tangible samples, disclosed orally or in writing or otherwise provided to the receiving Party by the disclosing Party or an Affiliate thereof; (ii) all information set forth in Exhibit A to this Agreement; and (iii) the terms of this Agreement. All customer lists developed or used in connection with any sales of the Product pursuant to this Agreement shall be Purchasers Confidential Information for purposes of this Agreement and Purchaser shall own all right, title and interest therein.
(c)    “Control” or “Controlled” as used herein mean with respect to any specified individual or Entity the possession, directly or indirectly, of the power to direct or cause the direction or the management and policies of such individual or Entity, whether through ownership of securities, by contract or otherwise.
(d)    “Cost of Goods” means the direct costs and expenses, including but not limited to material, tooling manufactured or purchased solely to enable Seller to manufacture a Product, labor, packaging, and transportation costs and expenses (including all freight, insurance, duties, landing charges, taxes, tariffs or other related expenses, whether incurred before or at arrival of the Product at the Delivery Location), actually incurred by Seller or its designated Affiliate with respect to its manufacturing and supply of Product to Purchaser hereunder, all of which shall be reasonable, documented, and calculated in accordance with U.S. generally accepted accounting principles.
(e)    ·”Delivery Location” means, unless otherwise specified in a Purchase Order (as referenced herein below), 618 N. Sunset Road, San Antonio, Texas 78216.
(f)    ·”Developed Product” means a product related to protective films for application in the Exclusive Field that one or both of Seller and Purchaser, directly or indirectly through one or more of their Affiliates, may develop during the Term of this Agreement.
(g)    ·”Entity” means any corporation, firm, partnership, limited liability company, proprietorship, or other form of business organization.
(h)    “Exclusive Field” has the meaning set forth in the Recitals.
(i)    “Field” has the meaning set forth in the Recitals.

(j)    “Territory” means the entire world.
(k)    “Patent Right” has the meaning set forth in Section 26.
(l)    “Losses” means any loss, liability, cost damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), judgment, or royalties paid to a third party (without giving effect to any materiality qualification or any similar qualification contained or incorporated directly or indirectly in any representation or warranty for purposes of determining the dollar amount of Losses).
(m)    “Product” refers to one or more of the surface protection films developed or manufactured by Seller, including, without limitation, as described in Exhibit A attached hereto (as amended hereafter by mutual written agreement of the Parties or in accordance with Section Section 25(a)) or any similar or next-generation products developed or manufactured by Seller. Unless explicitly set forth otherwise in this Agreement, any change in Exhibit A shall be reduced to writing and agreed to by the Parties.
(n)    “Specifications” means the Product information and requirements, if any, set forth in a Purchase Order (as hereinafter defined).
2.    Supplv and Minimum Requirement. During the Term (as defined below), Seller agrees to supply Purchaser (as set forth below) the type and amount of Product ordered by Purchaser from time to time pursuant to a purchase order or other written document for the purchase of Product (each, a “Purchase Order”). During the Term, Purchaser will purchase and Seller will sell a minimum of $20,000,000 of Product per annum (the “Minimum Requirement”). In meeting its obligations hereunder in regards to the Minimum Requirement, Purchaser will use commercially reasonable efforts to purchase a minimum of $5,000,000 of Product quarterly. Each Purchase Order shall contain instructions concerning quantity, delivery schedule and other relevant information. In the event of any conflict between the terms of this Agreement and the terms of a Purchase Order, this Agreement shall govern. Except as otherwise expressly provided for herein. Seller shall bear the sole responsibility for all Cost of Goods.
3.    Purchase Price. The purchase price for Product supplied hereunder (the “Purchase Price”) shall be as indicated on Exhibit A attached hereto. Payment terms are net sixty (60) days from receipt of invoice; provided, however, that if Purchaser pays within thirty (30) clays of receipt of invoice then Purchaser shall receive a five percent (5%) discount on the Product set forth in such invoice.
4.    Shipment and Delivery. Unless otherwise specified in the applicable Purchase Order, shipments of Product will be made FOB Seller’s dock. Seller shall ship all Product in accordance with the instructions in Purchasers Purchase Order. In the absence of contrary shipping instructions in a Purchase Order, Seller shall ship the Product FOB Sellers dock to the default Delivery Location specified in Section l.
5.    Term. This Agreement shall continue for a term of three (3) years from the Effective Date (the “Initial Term”) and automatically renew for successive two (2) year periods thereafter (each successive period a “Renewal Term,” and collectively with the Initial Term, the “Term”), unless earlier terminated in accordance with the terms hereof.

6.    Co-Exclusive/Exclusive Rights. Seller shall sell the Product to Purchaser and, at Seller’s sole discretion, to any other person or Entity for application within the Field, except the Exclusive Field. Within the Exclusive Field, Seller shall exclusively sell the Product to Purchaser and shall not directly or indirectly, through an Affiliate or third party, market, sell, offer to sell, give, lend, transfer, consign, or provide Product, or any derivative thereof, to any other person or Entity for application within the Exclusive Field. Purchaser will exclusively purchase the Product from Seller and will not market, sell, give, lend, transfer, consign, make, have made, export, or provide the Product, or any derivative thereof, to any person or Entity for application in the Field except for Product purchased from Seller. In the event Seller is contacted by any third party soliciting the purchase of Product for use in the Exclusive Field, Seller shall promptly refer such third party to Purchaser.
7.    Specifications. Any material change or modification to the Specifications shall be mutually agreed upon in writing, except that Purchaser’s consent may not be unreasonably withheld in the event that a raw material supplier goes out of business, goes bankrupt, ceases production or ceases sales to Seller. For any such change or modification in the Specifications that results in an increased cost to Seller of supplying the Product hereunder, there shall be a corresponding upward adjustment to the Purchase Price for the Product; provided, however, that Purchaser shall have the right to terminate this Agreement effective immediately upon notice to Seller in the event that the Purchase Price for the Product increases by an aggregate of 10 percent (10%) or more in any given calendar year during the Term, for any reason other than as a result of changes to the Specifications requested by Purchaser.
8.    Warranties and Representations.
(a)    Compliance with Law. Each Party represents, warrants and covenants to the other Party that it is and will remain in material compliance with all applicable law as it may apply to this Agreement and such Party’s performance under this Agreement, non-compliance with which would have a material adverse effect upon either Party.
(b)    Authorization. Each Party represents and warrants for itself that (i) it is duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) it has the full right, power, and authority to execute and perform this Agreement, (iii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such Party is a party or to which it is bound, and (iv) this Agreement represents a valid, legally binding obligation of it, enforceable against it in accordance with its terms.
(c)    Warranty of Noninfringement. Seller represents and warrants that no intellectual property right in any country, which is owned by, controlled by, or licensed to any third party, has been or would be infringed or misappropriated by the practice of Patent Rights or export, offer for sale, or sale of Product by Purchaser.
(d)    No Warranty Regarding Scope and Validity of Patent Rights. Purchaser acknowledges that Seller provides no representation or warranty that Seller’s Patent Rights will include any patents, including patents of sufficient scope to deter competitors, nor that any such patents would be valid and enforceable.

(e)    Information Acquired Subsequent to Effective Date. If, subsequent to the Effective Date, a Party obtains information that affects, conflicts with, or is inconsistent with any representation made or warranty given by that Party in this Agreement, then that Party covenants to promptly advise the other Party of such information acquired subsequent to the Effective Date. However, the provision of such information shall not affect the scope of any representation or warranty given by a Party under this Agreement.
9.    Relationship of the Parties. The Parties acknowledge that they are independent contractors and no other relationship, including partnership, joint venture, employment, franchise, master/servant or principal/agent is intended by this Agreement. Neither Party shall have the right to bind or obligate the other or represent itself in any manner, whether written, verbal or otherwise, as the other Party.
10.    Delivery Terms and Risk of Loss. All deliveries to Purchaser shall be FOB Seller’s dock. Risk of loss or damage shall pass to Purchaser at the time a delivery arrives at the Delivery Location.
11.    Taxes. Seller’s pricing includes all applicable taxes (including but not limited to, income, sales, use, excise, value-added, and other similar taxes), duties, and charges. Seller is solely responsible for collection and payment of all such taxes, duties, and charges resulting from this Agreement or as a result of Seller’s performance hereunder, whether now or hereafter imposed, levied, collected, withheld, or assessed. In no event will Purchaser be liable for taxes payable by Seller.
12.    Packing. Seller will pack Product shipped to Purchaser in accordance with commercially reasonable general packing practices.
13.    Delays.
(a)    Force Majeure. Except for payment obligations, neither Party will be liable to the other Party for any failure to meet its obligations due to any Force Majeure Event. If the inability to perform continues for longer than thirty (30) days, either Party may terminate this Agreement by providing written notice to the other Party, and Purchaser will pay Seller for Product delivered and services performed prior to termination. For purposes of this Section 13, “Force Majeure Event” means a cause for non-performance that is beyond the non-performing Party’s reasonable control, including without limitation, those arising from: (i) government embargoes; (ii) blockades; (iii) seizure or freezing of assets; (iv) delays or refusals to grant an export license or the suspension or revocation thereof; (v) any other acts of any government that would limit the ability for contract performance; (vi) fires, earthquakes, floods, or severe weather conditions; (vii) any other acts of God; (viii) quarantines or regional medical crises; (ix) labor strikes or lockouts; (x) riots, strife, insurrection, civil disobedience, armed conflict, acts of piracy, terrorism or war, declared or not (or impending threat of any of the foregoing, if such threat might reasonably be expected to cause injury to people or property); and (xi) inability or refusal by Purchaser’s directed third party suppliers, if any, to provide Seller parts, services, manuals, or other information necessary for Product to be provided by Seller under this Agreement.

(b)    Order Adjustment. If a Force Majeure Event causes a delay, then the date of performance will be extended by the period of time that the non-performing Party is actually delayed or for any other period as the Parties may agree to in writing.
14.    Inspection and Acceptance. Unless other acceptance criteria have been agreed to by the Parties under this Agreement, Purchaser will inspect Product within a reasonable period, not to exceed thirty (30) calendar days, after delivery. Product will be presumed accepted unless Seller receives written notice of rejection explaining the basis for rejection within such timeframe. Seller will replace rejected Product by shipping the applicable replacement Product to Purchaser within ten (10) calendar days following its receipt of Purchaser’s written notice of rejection. Seller assumes shipping costs in an amount not to exceed normal surface shipping charges to Seller’s designated facility for the return of properly rejected Product. As to all properly rejected Product, Seller will bear the risk of loss or damage to Product in transit.
15.    Product Warranty. Seller represents and warrants to Purchaser that Product shall, at the time of delivery, (a) be free from any material defects in materials, workmanship or design, and (b) be delivered to Purchaser free and clear from any security interest, lien or other encumbrance. EXCEPT AS OTHERWISE EXPLICITLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DlSCLAIMS TO THE OTHER PARTY ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ARISING OUT OF ITS PERFORMANCE OR ATTEMPTED DEVELOPMENT, MANUFACTURE, OR SUPPLY OF A PRODUCT PURSUANT TO THIS AGREEMENT.
16.    Compliance with Law: Product Complaints and Recalls.
(a)    Compliance with Law. Seller will, at its sole expense, ensure that the manufacture and supply of the Product, including all facilities and processes used to manufacture the Product and all labeling and packaging of the Product, comply fully with any applicable laws, rules, regulations, order of any jurisdiction or any other requirement of any governmental, regulatory or administrative agency or authority or court or tribunal.
(b)    Product Complaints / Reports. Purchaser shall handle all complaints and inquiries related to the Product made by users of the Product and any reporting requirements related thereto. Each Party shall reasonably cooperate with the other in sharing any information that may constitute a complaint related to the Product. Seller will reimburse Purchaser for all direct expenses reasonably related to complaints related to materially defective Product.
(c)    Recalls. In the event Seller or Purchaser believe a recall or similar corrective action may be necessary pursuant to any Product provided under this Agreement, the Party believing there is a need for such recall or corrective action shall immediately notify the other in writing. If such recall or corrective action is necessary, each Party shall provide all necessary cooperation and assistance to the other in taking such action. Seller will not act to initiate a recall or take similar corrective action without the express prior written approval of Purchaser. Purchaser will not act to initiate a recall or take similar corrective action without first consulting with Seller in good faith, unless such consultation would be impracticable under the circumstances. The responsibility to conduct and the cost of any recall or similar corrective action will be borne by Seller, and Seller agrees to reimburse Purchaser for all direct expenses reasonably related to such recall or corrective action.
17.    Indemnification.
(a)    By Purchaser. Purchaser shall indemnify, defend and hold Seller and any of its officers, directors, Affiliates, employees, agents, successors and permitted assigns (each, a “Seller Indemnified Party”) harmless from and against any and all third party claims, causes of action, and liabilities for any Losses arising out or or resulting from: (i) any Purchaser breach of a representation, warranty, covenant or obligation in this Agreement; or (ii) any gross negligence, recklessness or wrongful intentional acts or omissions of Purchaser or another Purchaser Indemnified Party (as defined in the following sub-paragraph (b)) in connection with the activities contemplated under this Agreement; but only in each case to the extent not due to the gross negligence, recklessness or wrongful intentional acts or omissions of a Seller Indemnified Party.
(b)    By Seller. Seller shall indemnify, defend and hold Purchaser and any of its officers, directors, Affiliates, employees, sales agents, successors and permitted assigns (each, a “Purchaser Indemnified Party”) harmless from and against any and all third party claims, causes of action, and liabilities for any Losses arising out of or resulting from: (i) any Seller breach of a representation, warranty, covenant or obligation in this Agreement; (ii) any gross negligence, recklessness or wrongful intentional acts or omissions of Seller or another Seller Indemnified Party in connection with the activities contemplated under this Agreement; or (iii) any alleged infringement of any patent, trademark, copyright, trade secret or other intellectual property rights by any Product furnished to Purchaser by Seller (excluding claims arising from any specifications provided by Purchaser, hereafter agreed to in writing by the Parties), and the use thereat: and any services and deliverables provided by Seller hereunder; but only in each case to the extent not due to the gross negligence, recklessness or wrongful intentional acts or omissions or a Purchaser lndemnified Party.
(c)    Procedure. A Party who receives service of process or the receipt of actual notice of a claim with regard to which such Party desires to seek indemnification hereunder shall promptly notify the other Party (the “Indemnifying Party”) of the receipt of such notice or service of process for which such indemnification is sought. The Indemnifying Party shall promptly assume full responsibility for the defense of any such suit, claim or proceedings. The Party seeking indemnification shall cooperate in such defense at the expense of the Indemnifying Party. Failure to give timely notice of any claims which may give rise to an indemnification claim under this Agreement shall not affect the rights of the Party seeking indemnification to collect indemnification from the Indemnifying Party so long as such failure does not materially and substantially adversely affect the Indemnifying Party’s ability to defend such claim against a third party. Each Party seeking indemnification agrees that it will offer reasonable assistance to the Indemnifying Party in defending, prosecuting or resolving, any claim, action, charge, or compliant.
18.    Termination.
(a)    By Seller. Seller shall have the right, but not the obligation, to terminate this Agreement prior to the expiration of the Term: (i) effective immediately on written notice to

Purchaser if any of the following occurs: (1) failure of Purchaser to pay the Purchase Price within the sixty (60) day period specified in Section 3 above, which failure continues for a period of ten (l0) business days after Seller gives written notice thereof to Purchaser, (2) Seller’s or Purchaser’s sale of Product violates any applicable law or legal right of a third party, and such violation is reasonably likely to materially and adversely affect Seller, or (3) Purchaser does not have a material permission, permit, or license necessary to perform any activity required by this Agreement, including any permission, permit, or license from any local, state, or federal government agency or other public or private authority necessary to operate its businesses, or any such permission, permit, or license is suspended, withdrawn, or revoked, and Purchaser fails to cure such failure, suspension, withdrawal, or revocation within sixty (60) days following written notice thereof, and such failure, suspension, withdrawal or revocation, if not cured, is reasonably likely to materially and adversely affect Seller; (ii) effective immediately on written notice to Purchaser if Purchaser terminates its existence, discontinues business, has a receiver appointed for any of its property, makes any assignment for the benefit of creditors, or has any proceedings under any bankruptcy, reorganization, or similar laws commenced by or against it; (iii) effective immediately on written notice to Purchaser if Purchaser commits any material breach of this Agreement and fails to cure the breach, if it is capable of being cured, within sixty (60) days following written notice of the breach: or (iv) effective upon expiration of the then current Term if written notice of the same is provided to Purchaser at least two (2) months prior to such expiration.
(b)    By Purchaser. Purchaser shall have the right, but not the obligation, to terminate this Agreement prior to the expiration of the Term: (i) effective immediately on written notice to Seller if any of the following occurs: (1) Purchaser’s or Seller’s sale of Product violates any applicable law or legal right of a third party and such violation is reasonably likely to materially and adversely affect Purchaser, or (2) Seller does not have a material permission, permit, or license necessary to perform an) activity required by this Agreement, including any permission, permit, or license from any local, state, or federal government agency or other public or private authority necessary to operate its businesses, or any such permission, permit, or license is suspended, withdrawn, or revoked, and Seller fails to cure such failure, suspension, withdrawal, or revocation within sixty (60) days following written notice thereof, and such failure, suspension, withdrawal or revocation, if not cured, is reasonably likely to materially and adversely affect Purchaser: (ii) effective immediately on written notice to Seller if Seller terminates its existence, discontinues business, has a receiver appointed for any of its property, makes any assignment for the benefit of creditors, or has any proceedings under any bankruptcy, reorganization, or similar laws commenced by or against it; (iii) effective immediately on written notice to Seller if Seller commits any material breach of this Agreement and fails to cure the breach, if it is capable of being cured, within sixty (60) days following written notice of the breach; or (iv) effective upon expiration of the then current Term if written notice of the same is provided to Seller at least two (2) months prior to such expiration.
(c)    Effect of Termination. Upon termination or expiration of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation, which matured prior to the effective date of such expiration or termination. Without limitation of the foregoing, expiration or termination of this Agreement shall not relieve Purchaser’s obligation to pay all fees and other amounts that are owed by Purchaser as of or after the elate of expiration or termination.

19.    Audit and Inspection Rights. Either Party and its agents shall have the right, upon five (5) business days· notice to the other Party and during regular business hours, to examine at its sole cost and expense such other Party’s records and systems related to this Agreement or the Product, provided that such audits shall not occur more than once in any six-month period and shall be conducted by the examining Party in a manner that minimizes any disruption to the normal business operations of the other Party. The provisions of this Section 19 will survive any expiration or termination of this Agreement for a period of five (5) years.
20.    Insurance. Seller shall, at its own expense, obtain and maintain throughout the Term commercial general liability insurance including coverage for product liability/completed operations against any claims, suits, Losses or damages arising as a result of this Agreement. Seller shall, at its own expense, obtain and maintain throughout the Term workers compensation insurance with a minimum coverage that is consistent with state statutory limits. If and when requested, Seller shall provide to Purchaser insurance certificates showing compliance with this Section 20.
21.    Mediation. Except as required in the course of legal process, before proceeding to legal action, all disputes between the Parties relating to this Agreement shall first be submitted to non-binding mediation with a mediator and at a location mutually agreed upon by the Parties. The mediation shall be conducted before a single mediator to be agreed upon by Purchaser and Seller. Such mediation shall be concluded within forty-five (45) days following the initial request by either Party to commence such mediation, and if not concluded within such time period, either Party may proceed directly to legal action.
22.    Compliance With Import and Export Laws. Each Party shall be responsible for compliance with all import and export control laws and regulations. Each Party will obtain any import, export, and re-export approvals and licenses required for goods, transfers, services and technical data delivered by that Party and will retain documentation to support compliance with those laws and regulations.
23.    Confidential Information.
(a)    Obligations. For the term of this Agreement plus five (5) years thereafter, each Party and its Affiliate(s) will protect the confidentiality of the Confidential Information disclosed by the other Party with no less care than it protects the confidentiality of its own proprietary and confidential information and materials of like kind, but in no event will the Party receiving Confidential Information protect such Confidential Information with less than a reasonable standard of care. During this time period, each Party and its Affiliate(s) will protect the existence and terms of this Agreement by, for example, not advertising the fact that Seller is supplying Product for Purchaser according to this Agreement in order to fulfill an objective inconsistent with this Agreement. A Party receiving tangible samples embodying Confidential Information agrees not to analyze such tangible samples (for composition or structure) without the written consent of the disclosing Party. Each Party receiving Confidential Information will take (and, to the extent it is able, will cause its Affiliates, employees, and agents to take) any reasonable steps required to comply with the obligations of this is sub-paragraph (a).

(b)    Exceptions. The obligations of the preceding sub-paragraph shall not apply when and to the extent such information: (i) was known to the receiving Party or its Affiliates(s) prior to receipt from the transmitting Party or its Affiliate, as documented in written records or publications that lawfully are in the possession of the receiving Party or its Affiliate(s) or known to them prior to such receipt; (ii) was lawfully available to the trade or to the public prior to receipt from the transmitting Party or its Affiliates(s): (iii) through no act on the part of the receiving Party or its Affiliate(s) thereafter becomes lawfully available to the trade or to the public; (iv) is independently developed by an employee or agent of the receiving Party or its Affiliate(s), subsequent to receipt of such information from the transmitting Party or its Affiliate(s); or (v) is required to be disclosed a part or any state or federal securities filing, (vi) is required to be disclosed to a third party by law or legal process, provided that the Party required to make such disclosure takes reasonable steps to inform the transmitting Party of such disclosure before it takes place and provides the transmitting Party an opportunity to object or otherwise act.
(c)    Return of Confidential Information. The Parties agree to return or destroy all extant Confidential Information (including tangible products or materials) received from the other Party at that other Party’s request. The receiving Party may retain in the office of its legal counsel one copy of written Confidential Information for record purposes only.
(d)    Prior Confidential Disclosure Agreement. Unless indicated otherwise herein, the terms of this Agreement supersede those of the Confidential Disclosure Agreement between the Parties effectively dated June 1, 2010. As such, the Parties hereby terminate the Confidential Disclosure Agreement dated June 1, 2010, including, without limitation, any provision thereof implying survivability.
24.    Non-Solicitation of Employees.
(a)    Each Party agrees that during the period beginning on the Effective Date and ending one (1) year following the termination of this Agreement (the “Protected Period”), such Party (the “Restricted Party”) will not directly or indirectly solicit, or contact for the purpose of soliciting, any employee(s) of the other Party (the “Protected Party”) (i) to terminate their employment, contractual, or other relationship with the Protected Parry to work for any business, individual, partnership, firm, corporation, or other entity, or (ii) to work for the Restricted Party or its Affiliate: provided, however, that the foregoing restrictions and prohibitions shall not apply to advertisements in newspapers or other widely distributed publications, media, or mail, including Internet websites. For purposes of this Section 24, employee(s) of a Protected Party shall include any individual who has been retained by such Protected Party as an employee, consultant or contractor to provide services to or on behalf of such Protected Party within the preceding twenty-four (24) months or, in the event this Agreement is terminated, within the twenty-four (24) months prior to the date of such termination, in each case regardless of whether the relationship of such person with the Protected Party has been subsequently terminated.
(b)    Each Party agrees that the covenants contained in this Section 24 are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Parties. Each Party further agrees that the periods of time during which such Party is prohibited from engaging in the business practices contemplated by this Section 24 shall be extended by any length of time during which such Party is in breach of any of such covenants.

(c)    The Parties hereby acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by either Party, and each Party shall be entitled to seek injunctive or other equitable relief to remedy any such breach or threatened breach by the other Party. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other rights and remedies available at law or in equity.
25.    Product Development.
(a)    During Term 1 of Agreement. Exhibit A shall be automatically amended to include any film-based Developed Product. Each Party shall promptly advise the other Party in writing of any Developed Product developed solely by such Party and/or that Party’s Affiliate(s).
(b)    Costs. Each party shall be responsible for its own costs associated with development of Developed Product.
(c)    Devotion of Resources. Any obligations regarding a duty to devote resources and efforts to the development of Developed Product are contained in this Agreement. There is no implied obligation to devote any other level of resources or effort,
(d)    Risk of Failure. The Parties recognize and assume the risks associated with designing, developing, and manufacturing Developed Product, including the risk that such Developed Product will not fulfill market expectations or customer demands.
26.    Patent Rights.
(a)    Definition of Patent Rights.
(i)    “Patent Right” means all United States and foreign patents that have issued or may in the future issue (including utility, utility model and design patents, supplementary protection certificates, certificates of invention and the like), all patent applications (including applications for utility, utility model and design patents supplementary protection certificates, certificates or invention and the like), and all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patents and patent applications, heretofore or hereafter filed or having legal force in any country of the world.
(ii)    “Invention” means all inventions and improvements disclosed in the Patent Rights.
(iii)    “Purchaser Patent Rights” means those Patent Rights solely owned by, or directed to an Invention conceived solely by employees, agents, and/or consultants of, Purchaser or its Affiliate(s) without reference to Seller’s Confidential Information.
(iv)    “Seller Patent Rights” means those Patent Rights solely owned by, or directed to an Invention conceived solely by employees, agents, and/or consultants of, Seller or its Affiliate(s) without reference to Purchaser’s Confidential Information.
(b)    Ownership. Ownership of Patent Rights directed to Inventions conceived during the Term of this Agreement shall be owned as follows:
(i)    Ownership by Seller. Seller or its designated Affiliate shall own all right, title, and interest in Seller Patent Rights.
(ii)    Ownership by Purchaser. Purchaser or its designated Affiliate shall own all right, title, and interest in Purchaser Patent Rights.
(c)    Handling of Patent Rights. The Parties desire that a mechanism be established to handle their respective rights and responsibilities for the filing, prosecution, issuance, maintenance and licensing of all Patent Rights under this Agreement.
(i)    Right to File on a Party’s Patent Rights. Each Party or its designated Affiliate shall have the exclusive right in the first instance, and at that Party’s sole expense, to file, prosecute, issue, maintain, license (to the extent not inconsistent with this Agreement), enforce, and defend that Party’s sole Patent Rights. Each Party shall have no liability to the other Party or its Affiliate(s) for that Party’s acts or failure to act with respect to such Patent Rights.
(ii)    Enforcement of Patent Rights. Seller shall diligently enforce Seller Patent Rights at its sole cost and expense, and Purchaser will join and reasonably cooperate with Seller in such enforcement action. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce such Patent Rights shall first be applied pro rata to each Party to pay such Party’s costs and expenses of litigation in such action. Any amounts from damages or other recovery remaining after payment of costs and expenses (the “Net Proceeds”) shall be allocated to Purchaser. Seller may not settle any such enforcement action without Purchaser’s written approval, 11 Seller fails to timely or reasonably enforce any such Patent Rights, then Purchaser (A) may, at its sole discretion and expense from that time forward, individually pursue and resolve such enforcement action for such Patent Rights, (B) will solely own such Patent Rights, and Seller will be deemed to have assigned all right, title and interest therein to Purchaser, and (C) may retain all damages or other recovery, whether by settlement or otherwise, from its action to enforce such Patent Rights.
(d)    Notification After Patent Filing. Within a reasonable period of time after a Party or its designated Affiliate files any patent application during or after the Term of this Agreement that claims any Patent Rights, the Party or its designated Affiliate filing such an application shall provide the other Party with a copy of the application. The Party receiving the copy of the application shall then have thirty (30) days to notify the filing Party (the “Patent Notice”) as to whether it believes that any Confidential Information disclosed by that Party is disclosed in the application. In the event that within fifteen (15) days after receipt of a Patent Notice, the Parties are unable to agree as to whether or not the application contains Confidential Information, the Parties agree to submit the dispute to arbitration in Columbus, Ohio pursuant to the Rules of American Arbitration Association. If the application contains any such Confidential Information, then the filing Party shall take all necessary steps to cause withdrawal of such application (without retaining a residual right to claim priority) before any publication thereof, unless the filing Party is given the permission of the Party disclosing such Confidential Information, which permission shall only be withheld if disclosure of such Confidential Information has a significant adverse impact upon the interests of the Party owning such

Confidential Information.
(e)    Licenses.
(i)    License Granted by Purchaser. Purchaser hereby grants to Seller a non-exclusive license continuing until the end of the Term of this Agreement under Purchaser Patent Rights to make, have made, use, import, sell, offer for sale or otherwise transfer Product exclusively for Purchaser throughout the Exclusive Territory in accordance with purposes of this Agreement. This grant includes the right for Seller to grant sublicenses of this scope to one or more of Seller’s Affiliates.
(ii)    License Granted by Seller. Seller hereby grants to Purchaser an exclusive license continuing until the end of the Term of this Agreement under Seller Patent Rights to make, have made, use, import, sell, offer for sale or otherwise transfer Product in the Exclusive Field throughout the Exclusive Territory in accordance with the purposes of this Agreement. This grant includes the right for Purchaser to grant sublicenses of this scope to one or more of Purchaser’s Affiliates. Upon any breach of the Minimum Requirement by Purchaser which remains uncured after 90 days’ written notice from Seller to Purchaser, the exclusive license granted to Purchaser under this sub-paragraph shall be automatically converted to a non-exclusive license of the same scope.
27.    Miscellaneous Provisions.
(a)    Severability. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable, the validity and enforceability of the remaining, provisions of this Agreement will not be affected and, in lieu of such illegal, invalid, or unenforceable provision, there will be added as part of this Agreement one or more provisions as similar in terms as may be legal, valid, and enforceable under applicable law.
(b)    Waiver. The failure of either Party to enforce at any time any of the provisions or this agreement shall not be construed to be a continuing waiver of any provisions hereunder nor shall any such failure prejudice the right of such Party to take any action in the future to enforce any provision, hereunder.
(c)    Set-off. Purchaser may set-off or recoup invoiced amounts or any portion thereof against sums that are due or may become due from Seller.
(d)    Succession. This Agreement and the rights and obligations granted and undertaken hereunder shall be binding upon and inure to the benefit of the Parties hereto, and their successors, trustee(s) or receiver(s) in bankruptcy and permitted assigns.
(e)    Guarantee of Performance. Each Party hereby guarantees the performance of its Affiliates under this Agreement.
(f)    Negotiation and Drafting. This Agreement was negotiated among the Parties, each of whom had the opportunity to consult with legal counsel during the negotiation, drafting, and execution of this Agreement, and the Parties agree that this Agreement shall not be construed against any Party as the drafter.

(g)    Representations and Warranties. No Party has relied on any representation or warranty of any kind in entering into this Agreement, or as an inducement to enter into this Agreement, except for those representations and warranties expressly set forth herein.
(h)    Authority. Each Party represents and warrants that the person or persons executing this Agreement on its behalf are duly authorized and empowered to do so.
(i)    Notices. Every notice between the Parties relating to the performance or administration of this Agreement shall be made in writing and if to Purchaser, to Purchaser’s authorized representative or, if to Seller, to Seller’s authorized representative. All notices required under this Agreement shall be deemed received either three (3) calendar days after mailing by certified mail, return receipt requested and postage prepaid, or one (1) business day after deposit for next day delivery with a commercial overnight carrier, and shall be sent to the following addresses:
If to Seller:
entrotech, Inc.
1245 Kinnear Road
Columbus, Ohio 43212
Attn. President
To Purchaser:
XPEL Technologies Corp.
618 W. Sunset Road
San Antonio, Texas 78216
Attn. Chief Executive Officer
(j)    Applicable Law and Forum. This Agreement will be governed by the laws of the State of Ohio and the United States of America, without regard to conflicts of law principles, with the federal and or state courts located in Columbus, Ohio having exclusive jurisdiction to adjudicate any dispute arising out of or related to this Agreement.
(k)    Attorneys’ Fees and Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party in an adjudicated action shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.
(l)    Assignment. Neither Party will assign any rights or obligations under this Agreement without the advance written consent of the other Party, provided that notwithstanding the foregoing, either Party may assign this Agreement in connection with (i) a merger or change in control of such Party or (ii) the sale or transfer of all or substantially all of the assets of the business to which it pertains. Any attempt to otherwise assign or delegate in violation of this sub-paragraph will be void.

(m)    Entire Agreement. This Agreement and the exhibits hereto contain the entire agreement between Purchaser and Seller. No other agreement or understanding purporting to add to or modify the terms and conditions hereof shall be binding upon Purchaser or Seller or their Affiliates unless agreed to by both Parties in writing on or subsequent to the date of this Agreement.
(n)    Survival. The obligations of Parties undertaken pursuant to Sections 8, 11, 13, 15, 16, 17, 18, 19, 21, 22, 23, 24, and 25, as well as the definitions of any term used in those Sections, shall survive any expiration or termination of this Agreement.
(o)    No Implied Licenses Granted. Except as expressly provided in this Agreement, a Party does not acquire any license to any Confidential Information or intellectual property rights of the other Party or its Affiliate(s).
(p)    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.
(q)    Headings. Section headings used in this Agreement are for convenience only and form no part or in any way modify or define the text or meaning of any provision of this Agreement.
(r)    Construction. Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” The words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF. the Parties hereto have executed this Agreement through their duly authorized representatives as of the date first written above.

SELLER

ENTROTECH, INC.,
an Ohio corporation

/s/ James E. McGuire, Jr.
By:	James E. McGuire, Jr.
Its:	President

PURCHASER

XPEL TECHNOLOGIES CORP.
a Nevada corporation

/s/ Ryan L. Pape
By:	Ryan L. Pape
Its:	President & Chief Executive Officer

EXHIBIT A

1576
1607
1620
1643
1626
1154
1191
1207
1297
1325
1502
1579
1624
1273
1156
1313
1130
1190
1208
1320
1785
1794
176l
1714
1819
1832

All Pricing on P.O. Basis